EXHIBIT 15.01

December 7, 2005

Flextronics International Ltd.

One Marina Boulevard, #28-00

Singapore 018989

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 30, 2005 and 2004 and have issued our report dated August 9, 2005, and the six-month periods ended September 30, 2005 and 2004 and have issued our report on November 9, 2005. As indicated in our reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Jose, California